LaSalle Bank N.A.
135 South LaSalle Street
Suite 1625
Chicago, IL 60603

Global Securities and Trust Services

Annual Statement of Compliance

VIA: EMAIL

Banc of America Commercial Mortgage Inc.
214 North Tryon Street, NC1-027-22-03
Charlotte, North Carolina 28255

Re:           Banc of America Commercial Mortgage Trust 2007-5

Reference is made to the Pooling and Servicing Agreement (the "Agreement") dated as of December 1, 2007, among Banc of America Commercial Mortgage Inc., as Depositor, Bank of America, National Association, as Master Servicer, Centerline Servicing Inc., as Special Servicer, Wells Fargo Bank, N.A., as Trustee, and LaSalle Bank National Association, as Certificate Administrator and REMIC Administrator.

I, Barbara L. Marik, a Senior Vice President of LaSalle Bank National Association, as Trustee and REMIC Administrator hereby certify that:

          (1) A review of the activities of the Trustee and REMIC Administrator during the preceding calendar year and of the performance of the Trustee and REMIC Administrator under the Agreement has been made under my supervision; and

          (2) To the best of my knowledge, based on such review, the Trustee and REMIC Administrator have fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 27, 2008

LaSalle Bank National Association, as Trustee and REMIC Administrator

/s/ Barbara L. Marik
Barbara L. Marik
Senior Vice President